Exhibit 99.1

ZAZA ENERGY CORPORATION 1301 MCKINNEY STREET SUITE 3000 HOUSTON, TX 77010

NEWS RELEASE

ZAZA ENERGY SIGNS EXCLUSIVITY AGREEMENT FOR POTENTIAL SALE
OF PARIS BASIN CONVENTIONAL ASSETS

HOUSTON — October 4, 2012 — ZaZa Energy Corporation (“the Company” or “ZaZa”) (NASDAQ: ZAZA) today announced that, following an unsolicited request from an interested party, ZaZa has entered into an exclusivity agreement (“Agreement”) relating to the potential sale of ZaZa Energy France S.A.S (“ZEF”).

ZEF comprises 24,260 wholly-owned acres of conventional producing assets (“Assets”) in the Paris Basin, France.  Pursuant to the Agreement, ZaZa is allowing the interested party to conduct due diligence on the Assets.

Todd A. Brooks, President and Chief Executive Officer, said, “We are pleased to have signed an exclusivity agreement to further vet the merits of a potential transaction for our conventional producing concessions in France. This effort is consistent with our strategic plan to focus our exploration efforts in the prolific Eagle Ford and Eaglebine resource plays in Texas, while strengthening our balance sheet and divesting non-core assets.”

There can be no assurance that a transaction will be reached, and ZaZa is under no obligation to announce developments unless and until an agreement has been reached.

ZaZa’s portfolio of assets currently includes approximately 72,000 net acres in the Eagle Ford core, 90,000 nearly contiguous net acres in the Woodbine/Eaglebine play in Grimes, Madison, and Walker Counties, and approximately 24,260 wholly-owned acres of conventional producing assets in the Paris Basin.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford and Eaglebine resource plays in Texas and the Paris Basin in France. More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. ZaZa intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause ZaZa’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings

713-595-1900 (OFFICE)  •  713-595-1919 (FAX)  •  WWW.ZAZAENERGY.COM

with the Securities and Exchange Commission. The historical results achieved by ZaZa are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Sard Verbinnen & Co.

Dan Gagnier, +1-212-687-8080

dgagnier@sardverb.com